FOR IMMEDIATE RELEASE
May 6, 2015
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
HIGHER EARNINGS FOR THE FIRST QUARTER

•	First quarter net income increased to $21.1 million, or $1.44 per share

•	Higher retail propane margins per gallon generated $5.0 million in additional gross margin

•	Natural gas system expansions and other customer growth generated $2.8 million in additional gross margin during the quarter

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today reported first quarter financial results. The Company's net income for the three months ended March 31, 2015 was $21.1 million, or $1.44 per share. This represents an increase of $3.4 million, or $0.22 per share, over the same quarter in 2014.

“We are off to a great start in 2015. Continued growth from natural gas service expansions, customer growth and the impact of regulatory initiatives, such as the Florida Gas Reliability Infrastructure Program ("GRIP") and a base rate adjustment, contributed to our strong performance. In addition, our results were further aided by colder weather and higher retail propane margins,” stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation.
“In February, we announced the acquisition of Gatherco, Inc. (“Gatherco”), a natural gas infrastructure company providing midstream services in Central and Eastern Ohio,” continued Mr. McMasters. “The transaction closed successfully ahead of schedule on April 1, 2015, and we are focused on growing Gatherco's operations. We continue to evaluate other attractive growth opportunities within and beyond our current markets, with the goal of transforming such opportunities into new investments that generate increased earnings growth.”
A more detailed discussion and analysis of the Company's results for each segment are provided in the following pages.

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Comparative Results for the Quarters Ended March 31, 2015 and 2014

The Company’s operating income for the three months ended March 31, 2015 was $37.5 million, an increase of $5.9 million over the same quarter in 2014. Excluding the impact of BravePoint, Inc., ("BravePoint"), the Company's advanced information services subsidiary, which was sold in October 2014, operating income increased by $5.4 million. This increase in operating income was driven by a $9.1 million increase in gross margin, which was partially offset by an increase of $3.7 million in other operating expenses necessary to support the growth. Since the first quarter of 2015 and 2014 were both significantly colder than normal (10-year average weather) on the Delmarva Peninsula, weather was not a significant factor in the quarter-over-quarter variance.

Regulated Energy Segment

Operating income for the Regulated Energy segment increased by $1.1 million to $22.2 million for the quarter ended March 31, 2015, compared to the same quarter in 2014. The increased operating income reflects additional gross margin of $4.6 million, which was partially offset by a $3.5 million increase in other operating expenses. The significant components of the gross margin increase included:

•	$1.4 million generated from natural gas service expansions initiated in 2014 and 2015;

•	$1.3 million in other customer growth in natural gas distribution and transmission services;

•	$1.2 million as a result of a base rate increase in Florida Public Utilities Company's ("FPU") electric distribution operation; and

•	$755,000 generated by GRIP.

The significant components of the increase in other operating expenses included:

•	$594,000 in higher payroll costs as a result of additional personnel to support growth and increased overtime on the Delmarva Peninsula due to colder weather;

•	$585,000 in higher contractor costs related to increased pipeline integrity assessment and the timing of certain maintenance activities;

•	$523,000 in higher depreciation, asset removal and property tax costs associated with capital investments to support growth;

•	$461,000 in transaction costs related to the Gatherco acquisition that were allocated to this segment;

•	$368,000 in higher costs associated with maintaining facilities and operating systems; and

•	$261,000 in legal and consulting costs associated with ongoing negotiations associated with a customer billing system implementation.

Unregulated Energy Segment

Operating income for the Unregulated Energy segment increased by $4.4 million to $15.2 million for the quarter ended March 31, 2015, compared to the same quarter in 2014. The increased operating income was driven by a $4.5 million increase in gross margin, which was partially offset by a $134,000 increase in other operating expenses. The significant components of the gross margin increase included:

•
$5.0 million generated from higher retail propane margins per gallon due to the retail pricing strategy guided by local market conditions and lower propane inventory costs as a result of favorable supply management and hedging activities;

•	$1.0 million in decreased trading margin for Xeron, Inc. ("Xeron") due to lower volatility in wholesale propane prices; and

•	$870,000 in increased consumption by retail propane customers due to colder weather and the timing of bulk deliveries on the Delmarva Peninsula.

As a result of the sale of BravePoint in October 2014, the Company no longer reports the Other segment.

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Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2014 Annual Report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Share and per share amounts for all periods presented reflect the three-for-two stock split declared on July 2, 2014, effected in the form of a stock dividend, and distributed on September 8, 2014.

Unless otherwise noted, earnings per share information is presented on a diluted basis.

Conference Call

Chesapeake Utilities Corporation will host a conference call on May 8, 2015 at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2015. To participate in this call, dial 866.821.5457 and reference Chesapeake Utilities Corporation’s 2015 First Quarter Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com/results.cfm or download the replay on your mobile device by accessing the Audio cast section of the Company's IR App.

About Chesapeake Utilities Corporation

Chesapeake Utilities Corporation is a diversified energy company engaged in natural gas distribution, transmission, gathering and processing, and marketing; electricity distribution; propane gas distribution and wholesale marketing; and other related services. Information about Chesapeake Utilities Corporation and the Chesapeake family of businesses is available at http://www.chpk.com or through its IR App.

For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799

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Financial Summary
(in thousands, except per share)

	Three Months Ended
	March 31,
	2015	2014
Gross Margin (1)
Regulated Energy segment	$52,453	$47,859
Unregulated Energy segment	25,319	20,814
Other businesses and eliminations	(54)	2,032
Total Gross Margin	$77,718	$70,705

Operating Income (Loss)
Regulated Energy segment	$22,182	$21,091
Unregulated Energy segment	15,229	10,858
Other businesses and eliminations	97	(326)
Total Operating Income	37,508	31,623

Other Income, net of Other Expenses	133	6
Interest Charges	2,448	2,155
Pre-tax Income	35,193	29,474
Income Taxes	14,084	11,793
Net Income	$21,109	$17,681

Earnings Per Share of Common Stock
Basic	$1.45	$1.22
Diluted	$1.44	$1.22

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with GAAP. Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

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Financial Summary Highlights

Key variances for the three months ended March 31, 2015 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
First Quarter of 2014 Reported Results	$29,474	$17,681	$1.22
Adjusting for Unusual Items:
Absence of BravePoint, which was sold in October 2014	438	263	0.02
Weather impact	330	198	0.01
	768	461	0.03
Increased (Decreased) Gross Margins:
Higher retail propane margins	5,020	3,011	0.21
Service expansions (See Major Projects Highlights table)	1,431	858	0.06
Other natural gas growth	1,327	796	0.05
FPU Electric base rate increase	1,212	727	0.05
Propane wholesale marketing	(1,026)	(615)	(0.04)
GRIP	755	453	0.03
	8,719	5,230	0.36
Increased Other Operating Expenses:
Higher payroll costs	(814)	(488)	(0.04)
Higher service contractor costs	(769)	(461)	(0.03)
Transaction costs	(514)	(308)	(0.02)
Higher facility maintenance	(466)	(280)	(0.02)
Higher depreciation, asset removal and property tax costs due to new capital investments	(463)	(278)	(0.02)
	(3,026)	(1,815)	(0.13)
Interest Charges	(292)	(175)	(0.01)
Net Other Changes	(450)	(273)	(0.03)
First Quarter of 2015 Reported Results	$35,193	$21,109	$1.44

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Major Projects
Service Expansions
During 2014, Eastern Shore Natural Gas Company, ("Eastern Shore"), the Company's interstate pipeline subsidiary, executed a one-year contract with an industrial customer in New Castle County, Delaware to provide 50,000 dekatherms per day ("Dts/d") of additional transmission service from April 2014 to April 2015. This contract was subsequently amended to provide 55,580 Dts/d of transmission service through August 2020. This contract generated gross margin of $731,000 for the three months ended March 31, 2015, and is expected to generate $2.3 million of gross margin in 2015.

In December 2014, Eastern Shore executed another short-term contract with the same customer in New Castle County, Delaware to provide an additional 10,000 Dts/d of Off Peak ≤90 firm transportation service ("OPT ≤ 90 Service") from December 2014 to March 2015. The OPT ≤ 90 Service is a new firm transportation service that allows Eastern Shore not to schedule service for up to 90 days during the peak months of November through April each year. This short-term contract generated additional gross margin of $237,000 for the three months ended March 31, 2015.

On October 1, 2014, Eastern Shore commenced a new lateral service to an industrial customer facility in Kent County, Delaware. This service commenced after construction of new facilities, including approximately 5.5 miles of pipeline lateral and metering facilities, extending from Eastern Shore's mainline to the new industrial customer facility. This new service generated $463,000 of gross margin for the three months ended March 31, 2015. On an annual basis, this new service is expected to generate $1.8 million of gross margin in 2015 and annual gross margin of approximately $1.2 million to $1.8 million during the 37-year service period.

The following Major Project Highlights table summarizes our major projects initiated since 2014 (dollars in thousands):

	Gross Margin for the Period (1)
	Three Months Ended			Estimate	Total
	March 31,			for	2014
	2015	2014	Variance	2015	Margin
Acquisition:
Gatherco acquisition being served by Aspire Energy of Ohio	$—	$—	$—	$8,797	$—
Service Expansions
Natural Gas Transmission:
Short-term
New Castle County, Delaware	$968	$—	$968	$2,509	$2,026
Long-term
Kent County, Delaware	463	—	463	1,844	463
Total Service Expansions	$1,431	$—	$1,431	$4,353	$2,489
Total Major Projects	$1,431	$—	$1,431	$13,150	$2,489

(1) Gross margin of $7.3 million and $21.8 million for the three months ended March 31, 2014 and the year ended December 31, 2014, respectively, related to projects initiated prior to 2014, which were previously disclosed, is excluded from the above table as those projects no longer result in period-over-period variances.

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Future Service Expansion Initiatives
Eight Flags Energy, LLC, ("Eight Flags"), one of the Company's unregulated energy subsidiaries, is engaged in the development and construction of a Combined Heat and Power ("CHP") plant in Nassau County, Florida. This CHP plant, which will consist of a natural-gas-fired turbine and associated electric generator, is designed to generate approximately 20 megawatts of base load power and will include a heat recovery system generator capable of providing approximately 75,000 pounds per hour of unfired steam. Eight Flags will sell the power generated from the CHP plant to FPU for distribution to its retail electric customers pursuant to a 20-year power purchase agreement. It will also sell the steam to an industrial customer pursuant to a separate 20-year contract. FPU will transport natural gas through its distribution system to Eight Flags’ CHP plant, which will produce power and steam. On a consolidated basis, this project is expected to generate approximately $7.3 million in annual gross margin, which could fluctuate based upon various factors, including, but not limited to, the quantity of steam delivered and the CHP plant’s hours of operations. In March 2015, Eight Flags and the industrial customer held a groundbreaking ceremony. Eight Flags' CHP plant is expected to be operational in mid-2016. Chesapeake's total projected investment, by Eight Flags and other Chesapeake affiliates, to construct the CHP plant and associated facilities is approximately $40.0 million.
In December 2014, Eastern Shore entered into a precedent agreement with an industrial customer in Kent County, Delaware, whereby the customer has committed to enter into a 20-year natural gas transmission service for 45,000 Dts/d for its new facility, upon the satisfaction of certain conditions. This new service will be provided as OPT ≤ 90 Service and is expected to generate at least $5.8 million in annual gross margin. In November 2014, Eastern Shore requested the Federal Energy Regulatory Commission's ("FERC") authorization to construct 7.2 miles of 16-inch pipeline looping and 3,550 horsepower of new compression in Delaware. The cost of these new facilities is estimated to be approximately $30 million. Eastern Shore anticipates receiving the FERC’s authorization in 2015, with service targeted to commence in the late first quarter or early second quarter of 2016, following construction of the new facilities.

The following table summarizes our future major expansion initiatives and opportunities with executed contracts (dollars in thousands):

Project	Estimated In Service Date	Projected Capital Cost	Estimated Annualized Margin	Estimated Margin for 2015
20-year OPT ≤ 90 Service to an industrial customer in Kent County, Delaware	Late first quarter or early second quarter of 2016	$30.0 million	$5.8 million	$—
Eight Flags CHP plant in Nassau County, Florida	Third quarter of 2016	$40.0 million	$7.3 million	$—
Other Natural Gas Growth
In addition to these service expansions, the natural gas distribution operations on the Delmarva Peninsula and in Florida generated $450,000 and $690,000, respectively, in additional gross margin in the first quarter of 2015, compared to the same quarter in 2014, due to increases in the number of residential, commercial and industrial customers served. These increases are due primarily to a 2.7-percent increase in residential customers on the Delmarva Peninsula and an increase in commercial and industrial customers in Worcester County, Maryland and in Florida.

Acquisition
On April 1, 2015, we completed the merger with Gatherco, pursuant to which Gatherco merged with Aspire Energy of Ohio, LLC ("Aspire Energy of Ohio"), a newly formed, wholly-owned subsidiary of Chesapeake. At closing, we issued 592,970 shares of the Company's common stock, valued at $30.2 million based on the closing price of the Company's common stock as reported on the New York Stock Exchange on April 1,

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2015, and paid $27.6 million in cash. We also acquired $6.7 million of Gatherco's cash at the time of the closing and assumed $1.7 million of Gatherco’s debt, which was paid off shortly after closing. The Company incurred $1.3 million in transaction costs associated with this merger, $514,000 of which was expensed in the three months ended March 31, 2015. As a result of this merger, Aspire Energy of Ohio provides unregulated natural gas midstream services through 16 gathering systems and over 2,000 miles of pipelines in Central and Eastern Ohio. Aspire Energy of Ohio provides natural gas gathering services and natural gas liquid processing services to over 300 producers, and supplies natural gas to over 6,000 customers in Ohio through the Consumers Gas Cooperative, an independent entity, which Aspire Energy of Ohio manages under an operating agreement. The results of Aspire Energy of Ohio are projected to have a minimal impact on the Company's earnings per share in 2015, since the merger was completed after the first quarter. The first quarter includes key winter months, which have historically represented a significant portion of Gatherco's annual earnings. This acquisition is expected to be accretive to the Company's earnings in the first full year of operations.
Weather and Consumption

The first quarter of 2015 and 2014 were both significantly colder than normal (10-year average weather) on the Delmarva Peninsula. However, since weather on the Delmarva Peninsula was significantly colder in both years, it was not a significant factor in quarter-over-quarter variance. Compared to the same quarter in 2014, temperatures during the first quarter of 2015 were approximately 3.9 percent colder on the Delmarva Peninsula and were approximately 10.1 percent warmer in Florida, as measured by heating degree-days ("HDD"). The impact of colder weather on the Delmarva Peninsula was offset by the impact of warmer weather in Florida. The following tables highlight the HDD and cooling degree-day ("CDD") information for the three months ended March 31, 2015 and 2014 and the gross margin variance resulting from weather fluctuations in those periods.

HDD and CDD Information

	Three Months Ended
	March 31,
	2015	2014	Variance
Delmarva
Actual HDD	2,822	2,717	105
10-Year Average HDD ("Normal")	2,372	2,361	11
Variance from Normal	450	356
Florida
Actual HDD	501	557	(56)
10-Year Average HDD ("Normal")	533	529	4
Variance from Normal	(32)	28
Florida
Actual CDD	122	42	80
10-Year Average CDD ("Normal")	73	74	(1)
Variance from Normal	49	(32)

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Gross Margin Variance attributed to Weather

(in thousands)	Q1 2015 vs. Q1 2014	Q1 2015 vs. Normal
Delmarva
Regulated Energy segment	$85	$1,088
Unregulated Energy segment	358	1,185
Florida
Regulated Energy segment	(103)	(448)
Unregulated Energy segment	(10)	122
Total	$330	$1,947
Propane prices

Higher quarter-over-quarter retail margins per gallon generated $4.6 million in additional gross margin by the Delmarva propane distribution operation. A large decline in propane prices in the first quarter of 2015, compared to the same quarter in 2014, had a significant impact on the amount of revenue and cost of sales associated with the Company's propane distribution operations. Based on the Mont Belvieu wholesale propane index, the propane prices in the first quarter of 2015 were approximately 59 percent lower than prices in the same quarter in 2014. As a result of favorable supply management and hedging activities, the Delmarva propane distribution operation experienced a decrease in its average propane inventory cost in addition to the decrease in wholesale prices, which generated increased retail margins per gallon. The Company's retail pricing strategy is guided by local market conditions, which further increased margins in the first quarter of 2015. These market conditions, which include competition with other propane suppliers as well as the availability and price of alternative energy sources, may fluctuate based on changes in demand, supply and other energy commodity prices. The level of retail margins generated during the first quarter of 2015 is not typical and, therefore, is not included in the Company's long-term financial plans or forecasts.
Xeron, which benefits from wholesale price volatility by entering into trading transactions, experienced a quarter-over-quarter gross margin decrease of $1.0 million for the three months ended March 31, 2015 due to lower wholesale price volatility.
Regulatory Initiatives

GRIP
GRIP is a pipe replacement program approved by the Florida PSC, designed to expedite the replacement of qualifying distribution mains and services (any material other than coated steel or plastic) to enhance reliability and integrity of natural gas distribution systems. This program allows recovery through rates of capital and other program-related costs, inclusive of a return on investment, associated with the replacement of the mains and services. Since the program's inception in August 2012, the Company's Florida natural gas distribution operations have invested $52.4 million to replace 113 miles of qualifying distribution mains, $8.4 million of which was invested during the first quarter of 2015. The Company expects to invest an additional $11.6 million in this program through the end of 2015. The increased investment in GRIP generated additional gross margin of $755,000 for the three months ended March 31, 2015, compared to the same quarter in 2014.
Florida Electric Rate Case
On September 15, 2014, the Florida PSC approved a settlement agreement between FPU and the Florida Office of Public Counsel in FPU's base rate case filing for its electric operation, which included, among other things, an increase in FPU's annual revenue requirement of approximately $3.8 million and a 10.25 percent

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rate of return on common equity. The new rates became effective for all meter reads on or after November 1, 2014. Previously, the Florida PSC approved interim rate relief, effective for meter readings on or after August 10, 2014. The higher base rates in FPU's electric operation generated $1.2 million in additional gross margin for the quarter ended March 31, 2015.
Capital Expenditures
For 2015, the Company budgeted approximately $223.4 million for capital expenditures. In comparison to the average level of capital expenditures over the past three years of $94.8 million, the 2015 capital budget represents a significant increase. Major projects currently underway, such as Eight Flags' CHP plant and associated facilities, anticipated new facilities to serve an industrial customer in Kent County, Delaware under the OPT ≤ 90 Service, and additional GRIP investments projected in 2015, account for approximately $90.0 million of the 2015 capital budget. Other expansions of natural gas distribution and transmission systems, additional infrastructure and facility improvements and other strategic initiatives and investments, account for the remainder of the capital budget. The capital expenditures are subject to continuous review and modification by the Company's management and Board of Directors. Certain anticipated capital expenditures are subject to approval by the applicable regulators. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, changes in customer expectations or service needs, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the budgeted amounts. In the past three years, the Company's actual capital expenditures were between 82 percent and 88 percent of the originally budgeted amounts.
In order to fund the 2015 capital expenditures currently budgeted, the Company expects to increase the level of borrowings during 2015 to supplement cash provided by operating activities. The Company will look at other financing options as needed. The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent, and it has maintained equity between 54 percent and 60 percent of the total capitalization, including short-term borrowings, in the past three years. If the Company increases the level of debt during 2015 to fund the budgeted capital expenditures, the ratio of equity to total capitalization, including short-term borrowings, will temporarily decline until the Company issues equity. The timing of any equity issuance(s) will be based on market conditions. The Company will seek to align, as much as feasible, any such equity issuance(s) with the commencement of service, and associated earnings, for larger revenue generating projects.

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (in thousands, except shares and per share data)

	Three Months Ended
	March 31,
	2015	2014
Operating Revenues
Regulated Energy	$109,582	$102,166
Unregulated Energy and other	60,499	84,171
Total Operating Revenues	170,081	186,337
Operating Expenses
Regulated Energy cost of sales	57,129	54,307
Unregulated Energy and other cost of sales	35,234	61,325
Operations	26,945	26,626
Maintenance	2,703	2,148
Depreciation and amortization	6,975	6,635
Other taxes	3,587	3,673
Total operating expenses	132,573	154,714
Operating Income	37,508	31,623
Other income, net of other expenses	133	6
Interest charges	2,448	2,155
Income Before Income Taxes	35,193	29,474
Income taxes	14,084	11,793
Net Income	$21,109	$17,681
Weighted Average Common Shares Outstanding:
Basic	14,604,841	14,487,646
Diluted	14,656,310	14,540,151
Earnings Per Share of Common Stock:
Basic	$1.45	$1.22
Diluted	$1.44	$1.22

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Assets	March 31, 2015	December 31, 2014
(in thousands, except shares)
Property, Plant and Equipment
Regulated Energy	$779,394	$766,855
Unregulated Energy	84,386	84,773
Other businesses and eliminations	19,459	18,497
Total property, plant and equipment	883,239	870,125
Less: Accumulated depreciation and amortization	(198,181)	(193,369)
Plus: Construction work in progress	24,137	13,006
Net property, plant and equipment	709,195	689,762
Current Assets
Cash and cash equivalents	16,170	4,574
Accounts receivable (less allowance for uncollectible accounts of $1,274 and $1,120, respectively)	62,062	53,300
Accrued revenue	12,869	13,617
Propane inventory, at average cost	4,550	7,250
Other inventory, at average cost	4,411	3,699
Regulatory assets	7,472	8,967
Storage gas prepayments	910	4,258
Income taxes receivable	—	18,806
Prepaid expenses	4,510	6,652
Mark-to-market energy assets	46	1,055
Other current assets	294	195
Total current assets	113,294	122,373
Deferred Charges and Other Assets
Goodwill	4,952	4,952
Other intangible assets, net	2,316	2,404
Investments, at fair value	3,770	3,678
Regulatory assets	78,113	78,136
Receivables and other deferred charges	2,067	3,164
Total deferred charges and other assets	91,218	92,334
Total Assets	$913,707	$904,469

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	March 31, 2015	December 31, 2014
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Common stock, par value $0.4867 per share
(authorized 25,000,000 shares)	$7,119	$7,100
Additional paid-in capital	156,749	156,581
Retained earnings	159,446	142,317
Accumulated other comprehensive loss	(5,568)	(5,676)
Deferred compensation obligation	1,715	1,258
Treasury stock	(1,715)	(1,258)
Total stockholders' equity	317,746	300,322
Long-term debt, net of current maturities	158,083	158,486
Total capitalization	475,829	458,808
Current Liabilities
Current portion of long-term debt	9,116	9,109
Short-term borrowing	66,772	88,231
Accounts payable	46,284	44,610
Customer deposits and refunds	22,307	25,197
Accrued interest	3,109	1,352
Dividends payable	3,950	3,939
Income taxes payable	2,946	—
Deferred income taxes	586	832
Accrued compensation	4,845	10,076
Regulatory liabilities	18,621	3,268
Mark-to-market energy liabilities	20	1,018
Other accrued liabilities	7,797	6,603
Total current liabilities	186,353	194,235
Deferred Credits and Other Liabilities
Deferred income taxes	160,055	160,232
Regulatory liabilities	43,518	43,419
Environmental liabilities	9,147	8,923
Other pension and benefit costs	34,798	35,027
Deferred investment tax credits and other liabilities	4,007	3,825
Total deferred credits and other liabilities	251,525	251,426
Total Capitalization and Liabilities	$913,707	$904,469

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Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended March 31, 2015				For the Three Months Ended March 31, 2014
	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$36,606	$1,510	$8,641	$12,410	$33,728	$1,437	$7,986	$11,553
Commercial	16,439	1,358	9,517	9,677	15,648	1,233	9,564	8,611
Industrial	2,131	1,496	4,374	982	1,536	1,294	3,443	1,432
Other (1)	628	765	(1,922)	(2,651)	290	836	655	(3,288)
Total Operating Revenues	$55,804	$5,129	$20,610	$20,418	$51,202	$4,800	$21,648	$18,308

Volume (in Dts/MWHs)
Residential	2,341,432	140,726	493,869	80,852	2,158,586	136,657	484,158	84,491
Commercial	1,817,691	1,391,090	831,642	70,723	1,689,871	405,699	800,154	71,804
Industrial	1,270,141	2,835,798	1,056,842	7,510	1,174,193	3,728,145	1,129,014	9,630
Other	10,343	—	2,807	—	6,529	—	(30,003)	(12,366)
Total	5,439,607	4,367,614	2,385,160	159,085	5,029,179	4,270,501	2,383,323	153,559

Average Customers
Residential	64,426	14,794	51,651	23,918	62,705	14,349	50,713	23,816
Commercial	6,710	1,354	4,285	7,369	6,601	1,346	4,415	7,416
Industrial	116	67	1,522	2	108	61	1,221	2
Other	6	—	—	—	7	—	—	—
Total	71,258	16,215	57,458	31,289	69,421	15,756	56,349	31,234

(1) Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.